EXHIBIT 99.2

LEASE AND OPERATING AGREEMENT

THIS LEASE AND OPERATING AGREEMENT (“Lease” or “Lease Agreement”) made effective the _______ day of September 2011 (“Effective Date”)

AMONG:

Anadolun Madencilik Ltd. Sti., a limited company incorporated under the laws of the Republic of Turkey and having an office for business located at Cetin Emec Bulvari 1328 sk.No 6/1 Ovecler, Ankara, Turkiye (“Anadolun”).

AND:

Karasu Holdings Ltd. Sti., a limited company incorporated under the laws of the Republic of Turkey and having an office for business located at Cetin Emec Bulvarı 1328 sok. No.6/1 Ovecler, Ankara,Turkiye (the “Lessor”).

AND:

Texada Ventures, Inc., a corporation incorporated under the laws of the State of Nevada and having an office for business located at 421 9th Street Manhattan Beach, California, 90266 (the “Texada”).

WHEREAS:

A.	Texada and Anadolun are the sole and equal shareholders of Lessor;

B.
Anadolun and Texada entered into an Earn In Agreement dated September ____, 2011, (the “Earn In Agreement”) related to Anadolun’s interest in Karasu Rare Earth Metals Project property located in the Sakarya Province, Turkey and more particularly described on Schedule A hereto (the “Karasu Property”), evidenced by the license, 201100864 and License Type IV described on Schedule B hereto (the “License”);

C.
Under the terms of the Earn In Agreement, Anadolun assigned its interest in the License to Lessor in consideration for payments and an advance of US$200,000 made by Texada to Anadolun pursuant to a Bridge Loan Agreement dated May 20, 2011 (the “Bridge Loan”);

D.	Under the terms of the Earn In Agreement, Anadolun and Texada agreed that Anadolun, Texada and Lessor would enter into this Lease Agreement; and

E.	The parties now desire to enter into this Lease Agreement to formalize the agreements set forth in the Earn In Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions.  For the purposes of this Lease Agreement the following words and phrases shall have the following meanings:

(a)           “Accounting Procedure” means an accounting procedure approved by the Project Team for accounting for the financial operations under this Lease.

(b)           “Affiliate” means, in respect of a particular entity, any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with that particular entity.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, directors, officers and persons holding in excess of 10% of a particular entity are deemed to “control” such entity.

(c)           “AMI Notice” shall have the meaning assigned in Section 9.1.

(d)           “AMI Property” shall have the meaning assigned in Section 9.1.

(e)           “Area of Mutual Interest”  or “AMI” means the lands described on Schedule “C”.

(f)           “Anadolun” shall have the meaning assigned in the introductory paragraph.

(g)           “Assets” mean all tangible and intangible goods, chattels, improvements or other items including, without limitation, land, buildings and equipment, acquired by or on behalf of a Party with respect to the Karasu Property.

(h)           “Business Day” means a day, other than a Saturday or a Sunday, on which banks are generally open for business in the state of Nevada and the Republic of Turkey.

(i)           “Data” means drill logs and other drilling data, core tests, pulps, maps including drill hole location maps, reports including production reports, analyses, operations, technical, accounting and financial records, mini-log films, drill hole summary sheets, lithology, digitized drill logs, surveys including but not limited to drift surveys, permits, results of assaying and sampling, other geological, geophysical, environmental and engineering data and materials, and other material information developed in operations on the Karasu Property prior to the Closing Date.

(j)           “Earn In Agreement” shall have the meaning assigned in the recitals.

(k)           “Effective Date” shall have the meaning assigned in the introductory paragraph.

(l)           “Environmental Laws” means Laws aimed at reclamation or restoration of the Karasu Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

(m)           “Expenditures” means all costs, expenses and governmental fees regulated in Article 1.1.(v) whatsoever, direct or indirect, incurred with respect to the Karasu Property, in accordance with this Lease Agreement.

(n)           “Expenditure Budget” means the expenditure budget approved and authorized by the Project Team in accordance with this Lease.

(o)           “Exploration and Development” means, inter alia, all direct and indirect property preparation, exploration, analysis (and activities incident thereto), administration and filing work and expenditures conducted and incurred for the purpose of determining the existence of mineral deposits of a commercial nature on the Karasu Property.

(p)           “Exploration Expenditures” means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the Exploration and Development of the Karasu Property, including without limiting the generality of the foregoing, monies expended in maintaining the Karasu Property in good standing by doing and filing assessment work or the making of payments in lieu thereof, in doing title curative work, geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, in acquiring facilities, in paying the fees, wages, salaries, travel expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Karasu Property, in paying for the food, lodging and other reasonable needs of such men, and in supervision of management of all work done with respect to and for the benefit of the Karasu Property.

(q)           “Feasibility Study” means a comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production, to include but not limited to:

(i)	A description of that part of the Karasu Property to be covered by the proposed mine;

(ii)	The estimated mineral resources and mineral reserves, including the effect of grade, dilution and impurities;

(iii)	The proposed procedure for development, mining and processing;

(iv)	Results of smelting amenability tests (if any);

(v)
The total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(vi)	The results of all environmental impact studies for the Karasu Property and costs of such studies;

(vii)	A description of all required permits for operation and the development of an implementation schedule;

(viii)	The period in which it is proposed the Karasu Property shall be brought to production;

(ix)
Working capital requirements for the initial four (4) months of operation of the Karasu Property as a mine or such longer period as may be reasonably justified in the circumstances by the party doing the study;

(x)	Estimates of shutdown and reclamation costs; and

(xi)	The net present value of the Karasu Property.

(r)           “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller.

(s)           “GAAP” means generally accepted accounting principles in the United States.

(t)           “General Directorate” means the General Directorate of the Mining Affairs in the Republic of Turkey.

(u)           “Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(v)           “Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

(w)           “Karasu Property” shall have the meaning assigned in the recitals and as described on Schedule “A” hereto.

(x)           “Karasu Royalty Interest” means an interest representing a percentage of the Net Value of Minerals mined or extracted, saved and sold or removed for disposal without sale from the Karasu Property.

(y)           “Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders,

directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

(z)           “Lease” or “Lease Agreement” means this Lease Agreement.

(aa)           “Lessor” shall have the meaning assigned in the introductory paragraph.

(bb)           “License” shall have the meaning assigned in the recitals.

(cc)           “Material Adverse Effect” means any condition, event or change that could reasonably be expected to cause a material adverse effect on the value, economic viability, operations, property rights, property title, financial condition or prospects on a party’s business or property, including any interests or rights under the License or its ability to consummate or derive the benefits expected from the transaction contemplated by this Lease Agreement or the Earn In Agreement.

(dd)           “Mine” means the workings established and Assets acquired, obtained or constructed in order to bring the Karasu Property, or any portion thereof, into, and to maintain, commercial production, including, without limitation, mine development openings, plant and service facilities, concentrator and other metallurgical installations, tailings impoundments, infrastructure, housing and other related facilities.

(ee)           “Minerals” means any and all ores (and concentrates or metals derived therefrom) of precious, base or industrial minerals, or rare elements, in, on or under the Karasu Property which may lawfully be explored for, mined and sold by the parties pursuant to the instruments of title under which the Karasu Property is held.

(ff)           “Mining Law” means the Mining Law No. 3213 as promulgated in the Republic of Turkey;

(gg)           “Monthly Expenditure Report” shall have the meaning assigned in Section 6.8(c).

(hh)           “Net Value” means the actual proceeds from the sale of Minerals less (i) actual charges or costs of mining; (ii) actual charges or costs of weighing, sampling, assaying, and analysis; (iii) sales brokerage costs; (iv) allowable transportation costs; and (v) any allowable taxes.

(ii)           “Operator” means that person or company acting as such pursuant to this Lease Agreement, which shall initially be Anadolun.

(jj)           “Operations” means every kind of work done, or activity performed, by Anadolun on or in respect of the Karasu Property to plan, arrange, carry out or complete work contemplated by work programs, exploration programs and operating plans, or as otherwise directed by the Project Team, including, without limitation, investigating, prospecting, exploring, and developing; property maintenance; reviewing technical information, preparing and completing reports, estimates and studies (including environmental studies); signing, equipping, improving and surveying, construction; and, mining, milling, concentrating, rehabilitation, reclamation, and environmental protection; and further including the management and administration necessary to conduct and maintain records of the work or activity aforesaid.

(kk)           “Party” or “Parties” means, as the context may require, Anadolun, Lessor, and Texada and their respective successors and permitted assigns which become parties pursuant to this Lease Agreement.

(ll)           “Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

(mm)           “Programs” means the plans, including budgets, for every kind of work done on or in respect of the Karasu Property by or under the direction of or on behalf of or for the benefit of a Party, and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims to lease or patent, reporting, and all other work usually considered to be prospecting, exploration, development and mining work.

(nn)           “Project Financing Commitment” means such financing by one or more third parties as is required to bring a Mine into production.

(oo)           “Project Team” means the committee established pursuant to Section 5.1.

(pp)           “Representative” shall have the meaning assigned in Section 5.2.

(qq)           “Responsible Officer” means any executive officer or Financial Officer and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Lease Agreement.

(rr)           “Simple Majority” means a decision made by the Project Team by a majority of the votes present at a meeting and entitled to be cast.

(ss)           “Special Expert” means an arm’s length third party expert designated by the Project Team to break any voting deadlock of the Project Team as contemplated in the Lease.

(tt)           “Special Majority” means a decision made by the Project Team by two-thirds of the votes present at a meeting and entitled to be cast.

(uu)           “Texada” shall have the meaning assigned in the introductory paragraph.

(vv)           “Texada Loans” shall have the meaning assigned in Section 6.9.

(ww)           “Work Plan” shall have the meaning assigned Section 5.1(b).

Any other terms defined within the text of this Lease Agreement will have the meanings so ascribed to them. All capitalized terms not defined in this Lease Agreement shall have the meaning ascribed to them in the Earn In Agreement.

1.2           Captions and Section Numbers.  The headings and Section references in this Lease Agreement are for convenience of reference only and do not form a part of this Lease Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Lease Agreement or any provision thereof.

1.3           Section References and Schedules.  Any reference to a particular “Article”, “Section”, “paragraph”, “clause” or other subdivision is to the particular Article, Section, clause or other subdivision of this Lease Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Lease Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Lease Agreement.  The Schedules to this Lease Agreement are as follows:

Schedule “A”                                Karasu Property
Schedule “B”                                Description of License
Schedule “C”                                Area of Mutual Interest

1.4           Severability of Clauses.  If any part of this Lease Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Lease Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Lease Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

1.5           Currency.  All references herein to currency are references to United States dollars.

ARTICLE 2
GRANT OF LEASE

2.1           Lessor leases the Karasu Property and the License, as applicable, to Anadolun, together with all appurtenances and water rights, if any, incident to the Karasu Property and the License, as applicable, subject to the terms and conditions of this Lease.

2.2           This Lease is granted for the purpose of exploration, development, mining and mineral exploitation of the Karasu Property for any and all minerals, metals and ores and substances containing minerals or metals, in, upon or underlying the Karasu Property, including any areas to which the Karasu Property are entitled by extra lateral rights (subject to the application of Section 9.3), and for all purposes and activities reasonably incident thereto.  Anadolun is granted the right to enter onto and to immediately exercise exclusive possession and control of the Karasu Property, and during the term of this Lease, to remain in exclusive possession and control of the Karasu Property, and to explore, develop, mine (whether by open pit, underground, solution mining or other means), operate and use the Karasu Property and any surface or underground water or water rights occurring therein or appurtenant thereto, and to mine, extract and remove from the Karasu Property any ores or mineral bearing substances therein or appurtenant thereto, and to treat, leach, mill, ship, sell or otherwise dispose of the same and receive the full proceeds thereof (subject to the obligation of Royalty Payments as specified below); and to construct, use and operate thereon and therein structures, excavations, roads, equipment and other improvements or facilities which Anadolun shall deem reasonably required for, or in connection with, the full enjoyment of the rights and interests granted to Anadolun by this Lease.  Anadolun is further granted easements in all rights-of-way for ingress and egress to the Karasu Property to which Lessor is entitled.

ARTICLE 3
TERM OF LEASE

3.1           The term of the Lease shall be for ten (10) years from and after the Effective Date of this Lease, and for so long thereafter as Anadolun shall:

(a)           in each year as may be required by law, perform an amount of work on or with respect to the Karasu Property reasonably expected to satisfy the annual assessment work requirement, pay claim maintenance fees to the General Directorate and pay any taxes from Expenditure Budget as specified in Section 11.1 below and take any other steps required to keep the Karasu Property and the License, as applicable, in full force and effect, and

(b)           implement the Work Program as specified in Section 5.1(b) and Article 8 below.

ARTICLE 4
RELATIONSHIP OF THE PARTICIPANTS

4.1           Operator.  Anadolun shall serve as Operator of the Karasu Property.

4.2           No Partnership.   Nothing contained in this Lease Agreement shall be deemed to constitute either Lessor or Anadolun the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship between them. The Parties do not intend to create, and this Lease Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither Party, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein, and any such action or assumption by a Party’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Party of this Lease Agreement.  The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Parties that their ownership of interests and the rights acquired hereunder shall be as tenants in common.

ARTICLE 5
PROJECT TEAM

5.1           Establishment of Project Team. The Project Team will have the exclusive right and authority to:

(a)           develop the Expenditure Budget for each calendar quarter commencing on the Effective Date, which Expenditure Budget shall include (i) estimates for projected funding requirements during the Earn-in Period and (ii) estimates of funding reasonably required to complete assessment work or make payments in lieu thereof and pay such rentals, maintenance fees, taxes or other payments and do all such other things from Expenditure Budget as may be necessary to maintain the Karasu Property and the License in good standing, including, without limitation, staking, restaking, and surveying mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in Minerals;

(b)           consider and approve and, as applicable, develop all exploration programs, work programs, any Feasibility Study, mining plans and any amendments thereto (each, a “Work Plan”);

(c)           review and approve the Monthly Expenditure Report;

(d)           review and approve and, as applicable, participate in the preparation of all exploration, construction, operating and financial reports on the Operations;

(e)           consider and approve abandonment or surrender of any grant, patent, lease, mineral or mining claim, mining lease, permit, license to prospect, mineral disposition or other right to or interest in Minerals which is comprised in the Karasu Property;

(f)           consider and approve any major change in the mining plan established for any Mine or any plan for the installation of additional milling, concentrating or refining capacity or of additional plant, facilities or infrastructure at any Mine;

(g)           review and approve the annual ore reserve and resource estimates prepared by Anadolun;

(h)           review and approve all material agreements with respect to the Karasu Property and Operations;

(i)           review and approve all consultants and experts retained by or at the expense of Anadolun with respect to the Karasu Property and Operations;

(j)           consider and approve changes in the Accounting Procedure;

(k)           establish and modify its own rules of procedure in a manner not inconsistent with this Lease;

(l)           negotiate with third parties the terms and conditions of a project financing and proposals in respect thereto and undertake all reasonable actions required to procure a Project Financing Commitment; and

(m)           retain such advisors and consultants as shall be approved by the Project Team.

5.2           Representation on Project Team.   Each of Anadolun and Texada will have the right to appoint two representatives to the Project Team (each, a “Representative”), and each of Anadolun and Texada may appoint one or more alternate Representatives to act in the absence of its Representatives and any alternate Representative so acting will be deemed to be that Party’s Representatives in respect of the matter upon which he acts.  Each of Anadolun and Texada may change its Representatives and any alternate Representatives at any time.  Notice of any appointment or change will be given to the other Party.

5.3           Meetings of Project Team.  Unless otherwise agreed in writing, a Project Team regular meeting will be held at least once every month on the third Tuesday of each month.  A special meeting of the Project Team may be called with five (5) Business Days notice days by a Representative of either Anadolun or Texada.  Unless otherwise agreed, all meetings of the Project Team will be held in Manhattan Beach, California or Turkey and may be attended by means of telephonic, video or other electronic communications.

5.4           Notice of Meetings.  Anadolun will give notice, specifying the time and place of, and the agenda for, each Project Team meeting to all Representatives at least three (3) Business Days before the time appointed for the meeting.  Notice of a meeting may be waived if each Party is represented at the meeting by at least one of its Representatives and all the Representatives present at the meeting agree upon the waiver and upon the proposed agenda.

5.5           Conduct of Project Team Meetings.  A quorum for any Project Team meeting will be present if a majority of the Representatives and at least one Representative of each Party is present or participating by by means of telephonic, video or other electronic communications

If a quorum is present at the meeting, then the Project Team will be competent to exercise all of the authorities, powers and discretions bestowed upon it under this Lease.  No business other than the election of a chairman, if any, and the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present.  If within 30 minutes from the time appointed for a meeting, a quorum is not present, then the meeting will, at the election of those Representatives who are present:

(a)           be dissolved; or

(b)           be adjourned to the same place but on a date and at a time, to be fixed by the chairman of the meeting before the adjournment, which will be not less than three (3) Business Days following the date for which the meeting was called.

Notice of the adjourned meeting will be given to the Representatives of the parties forthwith after the adjournment of the meeting. If at the adjourned meeting a quorum is not present within 30 minutes from the time appointed, then the Representatives (consisting of at least two members) present and entitled to attend and vote at the meeting, will constitute a quorum.  No material item of business will be transacted at a Project Team meeting unless the item appears on the agenda or at least one Representative of each Party is present and those Representatives unanimously agree to the item being added to the agenda.

5.6           Decisions of the Project Team.  Except as otherwise contemplated in Sections 5.7, 5.8 and 5.13, and Articles 18 and 19 of this Lease agreement, the Project Team will decide every question submitted to it by Simple Majority with the Representatives of each of Anadolun and Texada present at a meeting of the Project Team shall be entitled to cast one vote.  If the matter requires Special Majority approval which is not obtained, the Party which proposed the defeated resolution may elect to have the matter determined in accordance with the deadlock resolution procedures under Article 18 of this Lease.

5.7           Special Majority Consent of the Project Team. The following decisions shall require the Special Majority approval of the Project Team:

(a)           the Expenditure Budget; and

(b)           Expenditures that in the aggregate exceed the greater of (I) the amount which is $50,000 above the Expenditure Budget, and (II) the amount which is 10% above the Expenditure Budget; and

(c)           the matters set forth in Section 6.5 below.

5.8           Unanimous Consent of the Project Team. The following decisions shall require the unanimous approval of the Project Team:

(a)           the decision not to commence a Work Program for any calendar year; and

(b)           Expenditures that in the aggregate exceed the greater of (I) the amount which is $250,000 above the Expenditure Budget, and (II) the amount which is 25% above the Expenditure Budget.

(c)           any agreements entered into with parties not acting at arm’s length either Anadolun or Texada; and

(d)           any decision relating to the License.

5.9           Chairman and Secretary. Meetings of the Project Team will be chaired by a member of the Project Team or other person appointed by the Project Team, and a member of the Project Team or other person appointed by the Project Team will serve as the secretary of Project Team meetings.  The wording for any resolution to be passed by the Project Team at a meeting will be circulated to each Representative prior to such meeting and, if passed at the meeting, the wording will be agreed at the meeting and initialed by the Representatives in attendance at the meeting.  The secretary for the meeting will take minutes of each meeting and will circulate draft copies of the minutes to each Representative within 15 days of the meeting.  Representatives will discuss and, if appropriate, approve the draft minutes within 15 days of the next meeting, after which the secretary will circulate the approved minutes for execution (and return) by the chairman and secretary.  Copies of the executed minutes will be distributed by the secretary to each Representative.

5.10           Consent Resolutions. Any decision made by obtaining the unanimous consent in writing of all Representatives on the Project Team will be as valid as a decision made at a duly called and held meeting of the Project Team.

5.11           Expenses. Each Party will bear the expenses incurred by its Representatives in attending meetings of the Project Team.

5.12           Decisions Binding on Participants. Project Team decisions made in accordance with this Lease shall be binding upon all of the parties.

5.13           Power to Establish Other Rules. The Project Team may, by unanimous agreement of the Representatives of the Parties, establish such other rules of procedure, not inconsistent with this Lease, as the Project Team deems fit.

5.14           Deadlock Resolution. Any deadlock or dispute that cannot be resolved by the Project Team or in the manner contemplated in Article 18 will be referred initially by the Parties to their respective chief executive officers (or such other persons as may be designated by the chief executive officer) for settlement in good faith.  The chief executive officers or designees will meet within seven (7) days of the date on which the deadlock or dispute is so referred.  If the deadlock or dispute cannot be resolved, then the chief executive officers will, within seven (7) days of the initial meeting, meet again in the presence of a Special Expert (who will be mutually agreed by the Parties and whose expenses shall be paid by the Parties equally) to attempt to settle the deadlock or dispute.  If the deadlock or dispute is not resolved within seven (7) days of the initial referral to the chief executive officers, the Special Expert will make a decision to resolve the dispute and such decision will be binding on the Parties, subject to Article 19 of this Lease.

ARTICLE 6
RIGHTS, DUTIES AND STATUS OF OPERATOR

6.1           Rights and Powers of Operator.  Subject to the decisions of the Project Team, Anadolun will have full, complete and exclusive control, charge and supervision of the Karasu Property and Assets and the sole and exclusive right and authority to supervise, manage and carry out all Operations and to incur the expenses from Expenditure Budget required for that purpose in accordance with Work Plans approved by the Project Team.  Anadolun will manage and carry out the Operations in accordance with the terms and conditions of Work Plans approved by the Project Team and in connection therewith will, in advance, if reasonably possible, notify the Project Team of any change in Operations that Anadolun considers material.  If it is not reasonably practicable to give notice in advance, then Anadolun will notify the Project Team as soon thereafter as is reasonably practicable.

6.2           Status of Operator. Anadolun in the conduct of its activities under the Lease will be deemed to have the status of an independent contractor.  Anadolun will not act or hold itself out as an agent for Texada nor make any commitments on behalf of Texada unless permitted by this Lease or directed in writing by Texada, as applicable.

6.3           Specific Duties and Obligations of Operator.  Unless Anadolun obtains the  approval of the Project Team to the contrary, Anadolun will have the following specific duties and obligations:

(a)           to prepare and submit to the Project Team draft work programs, exploration programs and operating plans;

(b)           subject to any specific provision of this Lease (including subsections 5.8(c) and 6.5(c)), to implement, using such contractors, if any, as Anadolun deems appropriate, all work programs, exploration programs and operating plans approved by the Project Team;

(c)           to pay all expenses properly incurred promptly as and when due in accordance with the Expenditure Budget; to comply with the provisions of all agreements or instruments of title and the License under which the Karasu Property or Assets are held;

(d)           to perform such assessment work or make payments in lieu thereof and pay such rentals, maintenance fees, taxes or other payments from Expenditure Budget and do all such other things as may be necessary to maintain the Karasu Property and the License in good standing, including, without limitation, staking, restaking, and surveying mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(e)           to perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and in compliance with all Laws; and

(f)           to prosecute claims or, where a defense is available, defend litigation arising out of the Operations.

6.4           Maintenance of Accounts.   Anadolun will:

(a)           maintain the accounts for the Expenditures in accordance with  Turkish Account System and the Accounting Procedure also; provided, that the judgment of Anadolun as to matters related to the accounting, for which provision is not made in the Accounting Procedure, will govern if Anadolun’s accounting practices are not inconsistent with joint venture accounting practices generally accepted in the mining industry in the United States; and

(b)           maintain accounts in a manner and provide financial reports to Texada to permit Texada to prepare its financial statements in accordance with U.S. GAAP.

6.5           Restrictions.  The following decisions shall require the Special Majorty approval of the Project Team:

(a)           any decision to abandon, lease, sell or otherwise dispose of any Assets or series of related Assets having an aggregate value of greater than $50,000;

(b)           any decision to settle any suit, claim or demand in an aggregate amount in excess of $250,000; and

(c)           any decision to enter into any material agreement with respect to the Operations.

6.6           Access Obligations.   At all reasonable times, Anadolun will provide the Representatives of Texada access to, and the right to inspect and copy all geological, geochemical, geophysical and engineering data, maps, available drill core, drill logs, surveys, assays, analyses, technical, accounting and financial records and other information acquired in Operations.  In addition, Anadolun will allow Representatives of Texada, at their own sole risk and expense and subject to reasonable safety regulations, to inspect the Karasu Property and Operations at all reasonable times so long as the inspecting Representatives do not unreasonably interfere with Operations.

6.7           Reporting Obligations.  Anadolun will, in respect of Programs it is conducting, prepare and submit to the Project Team:

(a)           Monthly Expenditure Reports;

(b)           quarterly reports, with such reports to be delivered within 20 days following the end of each quarter;

(c)           an annual financial report, with such report to be delivered within 45 days following the end of each calendar year; and

(d)           an annual technical report, with such report to be delivered within 45 days following the completion of each Program, it being agreed that a Program will not be complete until after receipt of all data in respect of the Program.

The foregoing quarterly and annual reports will include all necessary data, analyses, projections, studies, evaluations and other reports sufficient to provide the Project Team with an accurate summary of all relevant Operations and the results of those Operations and will include a statement of Expenses and comparisons of such Expenses to approve Expenditure Budgets.  Anadolun will, on becoming aware of any material change in respect of the Karasu Property and the License, as applicable, prepare and submit to Texada a notice of the details of such change with the reports to be delivered within 24 hours of the occurrence of a material change.

6.8           Funding Budgets and Expenditure Obligations. Anadolun’s obligation to manage and carry out Operations approved by the Project Team or to perform any of its duties or obligations under the Lease and the Agreement is subject to:

(a)           Texada paying its portion of the Exploration Expenditures as follows:

(i)	$250,000 on or before the first anniversary date of the Effective Date,

(ii)	$250,000 on or before the second anniversary date of the Effective Date, and

(iii)	$500,000 on or before the third anniversary date of the Effective Date.

If the Exploration Expenditures incurred are less than the amount required to be incurred within any period set forth in this section 6.8(a), Texada will contribute additional funds to account for the deficiency, in the succeeding period.

(b)           Anadolun shall pay the balance of the required funds in a timely way according to an approved schedule of advances or within the time limits contemplated in the Agreement for the payment of invoices for Expenses.

(c)           Anadolun will deliver to Texada Monthly Expenditure Reports no later than fifteen (15) calendar days following the completion of any calendar month. “Monthly Expenditure Report” means a monthly accounting report that will provide an itemized accounting of the Expenditures of the month and a projected funding amount due from each of Texada and Anadolun to satisfy its obligations to fund Expenditures under this Section 6.8  for the next 60 day period.  Each of Texada and Anadolun agree to fund its share of the estimated Expenditures under this Section 6.8 within ten (10) calendar days following delivery of each Monthly Expenditure Report.

(d)           Anadolun will immediately notify the Project Team of any material departure from an adopted Program and its related Expenditure Budget.

6.9           Texada Advances.   If Anadolun fails to contribute its portion of the Exploration Expenditures under Section 6.8 of this Lease, then Texada, shall advance additional funds towards the Exploration Expenditures and such additional advances shall be carried forward to the succeeding period as set forth in Section 6.8(a) and qualify as Exploration Expenditures for such succeeding period or (b) loan funds to Anadolun to satisfy Anadolun’s obligations to fund Exploration Expenditures (the “Texada Loans”). Texada may offset payments payable to Anadolun under Section 5.2(a) or 5.2(b) of the Earn-In Agreement to repay Texada Loans.

6.10           Operator Fee.  It is not intended that Anadolun acting as Operator shall profit nor suffer any loss by virtue of it acting in its capacity as Anadolun. The Accounting Procedure provides for the manner in which Anadolun will account for Expenses expended for operations contemplated in this Lease, including reasonable ordinary course administrative services, overhead and expenses related to serving as Anadolun.

ARTICLE 7
WORK PLANS AND EXPENDITURE BUDGET

7.1           Work Plans and Expenditure Budget.  Within thirty (30) days following the Closing Date, Anadolun will prepare and submit an initial draft Work Plan and Expenditure Budget for the balance of that calendar year for consideration by the Project Team.  On or before October 1 of each year, commencing with the year in which the Closing Date occurs, Anadolun will prepare and submit a draft Work Plan for the following calendar year for consideration by the Project Team.  The term of any Work Plan will not exceed 12 months unless the Project Team otherwise unanimously approves.  Every draft Work Plan will contain a statement in reasonable detail of the proposed Operations and estimates of all Expenditures to be incurred.  Anadolun will be entitled to include in the Expenditure Budget for the Work Plan, an allowance of up to 10% for contingencies.

7.2           Approval of Work Plans and Expenditure Budget.  The Project Team will review and consider the initial Work Plan and Expenditure Budget within fifteen (15) days and, if it deems fit, approve such Work Plan and Expenditure Budget with such modifications, if any, as the Project Team deems desirable.  Prior to October 15 of each year, commencing with the year after the year in which the Closing Date occurs, the Project Team will review and consider all exploration programs and Work Plans and Expenditure Budget submitted and, if it deems fit, approve any Work Plan and Expenditure Budget with such modifications, if any, as the Project Team deems desirable.

ARTICLE 8
MANNER OF PERFORMING WORK

8.1           Anadolun shall perform all work and operations under this Lease in a good and workmanlike manner and in accordance with best mining and engineering practice.

(a)           Compliance with Laws.  Anadolun shall comply with all national and local laws, rules and regulations governing its operations or activities hereunder, and on written request of Lessor, Anadolun shall furnish supporting evidence of such compliance.  If this Lease is inconsistent or contrary to any law or regulation, the law or regulation shall control and this Lease shall be deemed to be modified accordingly.

(b)           Taxes.  Anadolun shall pay any taxes or contributions and make any deductions from payrolls required by any applicable local laws.  Governmental fees if any, shall be paid  from Expenditure Budget.

(c)           Assessment and Maintenance.  Anadolun  shall pay such assessment work or make payments in lieu thereof and pay such rentals, maintenance fees, taxes or other payments from Expenditure Budget and do all such other things as may be necessary to maintain the Karasu Property and the License in good standing, including, without limitation, staking, restaking, and surveying mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals.

8.2           Irrespective of any other provisions contained herein, upon the termination of this Lease, Anadolun shall be responsible for and shall promptly perform any work or take any steps upon the abandonment of Anadolun's operations upon the Karasu Property as required by laws (or regulations promulgated thereunder) including laws relating to safety, mined lands reclamation or environmental protection as a result of or relating to Anadolun's activities. Lessor represents that it has no knowledge of unfulfilled reclamation requirements resulting from prior activities on the Karasu Property, as of the Effective Date of this Lease.  Lessor represents that it has no knowledge of any hazardous, toxic or regulated substances or similar such wastes or materials, including but not limited to used motor oil, solvents, degreasers, and PCB's, situated on, or below or related to the Karasu Property as of the Effective Date hereof.  Anadolun shall not be responsible for any environmental or related liabilities arising out of past, present or future uses of the Karasu Property by Lessor or independent third parties

8.3           Anadolun shall have cross-mining rights involving ores and minerals, waste materials, water, ventilation, mining machinery, mining equipment and mining supplies as may be necessary, useful or convenient from time to time in the conduct of mining operations in, upon or under the Karasu Property or in, upon or under other properties owned or controlled by Anadolun in the area.

8.4           Upon compliance with Section 8.3, ores from the Karasu Property may be mixed or commingled with ores or materials from other properties owned or controlled by Anadolun if procedures consistent with best practices in the mining industry, as enumerated in 8.3 above, are used by Anadolun to determine the quantity and grade of such ores from the Karasu Property.

8.5           Lessor and Anadolun agree that vertical claim boundaries shall be applicable in determining ownership of ores or materials mined from the Karasu Property if such agreement is approved by owners of any mineral claim with veins, lodes, or ledges which run continuously from the apex of the mineral claim and extend outside the vertical side lines of the surface location and extend downward vertically underlying the Karasu Property. If such agreement is not approved by owners of any mineral claim with veins, lodes, or ledges which run continuously from the apex of the mineral claim and extend outside the vertical side lines of the surface location and extend downward vertically underlying the Karasu Property, Anadolun shall defend the Karasu Property and assert vertical claim boundaries, but shall not have a duty to assert extra-lateral rights against said mineral claim owners.  Should Anadolun successfully assert extra-lateral rights against said mineral claim owners, such veins, lodes, or ledges running continuously from the apex of each mineral claim within the Karasu Property shall become part of the Karasu Property and shall be subject to the provisions of this Lease.

8.6           Lessor does not warrant against any portion of lodes, veins, or ledges beyond the vertical boundaries of the Karasu Property, nor does Lessor warrant against any veins, lodes, or ledges within the Karasu Property in which the tops or apexes of the vein, lode, or ledge lie outside the vertical boundaries of the Karasu Property.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1           Area of Mutual Interest.  In the event that any Party to this Lease Agreement or an Affiliate of such Party, either directly or indirectly during the Earn-in Period, stakes or acquires, including by way of an option, any mining claims or other mining property, or any interest therein (i) within the Area of Mutual Interest or (ii) contiguous to the Karasu Property within the Area of Mutual Interest provided that no part of such property is located more than 3 miles from the exterior boundaries of the Area of Mutual Interest (“AMI Property”), the non-acquiring Party will have the right to determine whether such AMI Property will become part of the Karasu Property under this Lease Agreement.  An acquiring Party shall provide written notice (“AMI Notice”) to the non-acquiring Party within fifteen (15) days of acquisition of an AMI Property, and shall include with such notice a description of the property and a copy of all Data in the possession of the acquiring Party with respect to the AMI Property.  The non-acquiring Party shall have fifteen (15) days from receipt of the AMI Notice to determine whether such AMI Property will become part of the Karasu Property under this Lease Agreement and to notify the acquiring Party in writing of such decision.

9.2           Acceptance of AMI Property.  In the event the non-acquiring Party notifies the acquiring Party in writing that it consents to such AMI Property becoming part of the Karasu Property:

(a)           The parties shall thereafter execute and deliver such documents as are necessary to carryout the provisions of this Article 9, including the revision of Schedule “A” describing the Karasu Property.

(b)           If Lessor acquires AMI Property which is added to the Karasu Property under Section 9.1, Texada shall receive a credit towards the Exploration Expenditures in an amount equal to the amount Texada incurred to acquire the AMI Property.

(c)           If Anadolun acquires AMI Property which is added to the Karasu Property under Section 9.1, Texada shall reimburse Anadolun a percentage of the amount Anadolun incurred to acquire the AMI Property equal to the percentage of the ownership held by Texada in the Karasu Property and Texada shall receive a corresponding credit towards the Exploration Expenditures for such reimbursement.

9.3           Rejection of AMI Property.  In the event the non-acquiring Party notifies the acquiring Party in writing that it does not consent to such AMI Property becoming part of the Karasu Property, then the acquiring Party shall be entitled to hold such AMI Property free of the terms

ARTICLE 10
PROTECTION FROM LIENS AND INDEMNITY

10.1           Anadolun shall promptly pay all bills and accounts from Expenditure Budget for labor performed and supplies and materials furnished in and for operations under this Lease and shall not allow any claim or lien to be effectually made or asserted against the Karasu Property and the License.

10.2           Anadolun shall forthwith post and shall permit Lessor to post and thereafter keep posted in conspicuous places at entrances to the said mining claims such notices of nonliability as may be necessary to adequately notify all persons who may come in or upon the Karasu Property and the License, as applicable, that the same are held by Anadolun under lease from Lessor and that Anadolun is and shall be liable for all labor performed and supplies and materials utilized by it in and upon such premises, and that Anadolun as long as it is the operator, and not Lessor, will be solely responsible for all debts and expenses  incurred in operations under this Lease subject to the condition that Texada will perform as stipulated in this agreement and the Earn-in Agreement for the payments of the Expenses and expenditure budget, all as may be required by the Laws of Turkey and/or the Mining Law.

10.3           Anadolun shall hold Lessor harmless and fully indemnify it against all claims and demands of any kind or nature which may be made upon it or against the Karasu Property and the License, as applicable, for, or on account of, any costs, loss, or damage which may result from any work or operations of Anadolun or its possession or occupancy of the Karasu Property or any debts incurred by Anadolun, as well as from and against any and all acts, transactions or omissions of Anadolun, its agents or employees, and Anadolun shall defend and save Lessor harmless and fully indemnify it against any liability or asserted liability for or on account of injury to or death of any person or damage to any property sustained during the existence of this Lease alleged to have resulted from any act or omission of Anadolun, its agents or employees, or any unsafe condition of the Karasu Property and the License, as applicable, except to the extent caused by the omission or negligence of Lessor, its agents and employees.

10.4           Insurance.  Anadolun shall procure and maintain through Expenditure Budget  during the term of this Lease and for an additional one (1) year after termination of this Lease, insurance policies with respect to all activities of Anadolun on or in connection with the Karasu Property and the License, as applicable, General Comprehensive Liability insurance with a combined single limit in an amount determined by the Project Team.  Prior to commencing operations on the Karasu Property and the License, as applicable, Anadolun or Anadolun's agent shall obtain and carry,  insurance covering all persons employed or engaged to work or perform services upon or with respect to the Karasu Property and the License, as applicable.

(a)           Before commencing any work hereunder, upon written request of Lessor, Anadolun shall furnish Lessor a certificate of the insurance carrier of such coverage, and if obtainable, an agreement of such insurance carrier that such insurance will not be cancelled without first giving Lessor at least thirty (30) days, written notice of intention to cancel.

(b)           Lessor shall be named as an additional insured in all policies providing coverage under this Lease.

ARTICLE 11
TAXES

11.1           Anadolun shall pay from when due all taxes except stamp tax regulated in 11.2 assessed against its personal property and improvements placed upon the Karasu Property and the License, as applicable, and all taxes levied against the Karasu Property and the License, as applicable, or any thereof, as non-producing properties during the term of this Lease.

11.2           Stamp taxes and Duties. The parties shall pay in equal proportions any stamp duties or notarial fees (“Stamp Taxes”) that may be imposed by any Regulator under or in connection with this Agreement. In the event that, according to Law, a Party is directly liable for any Stamp Taxes, the other Parties shall reimburse such Party their proportions of such Stamp Tax.

11.3           In the event of the termination of this Lease for any reason, irrespective of any provisions contained above, if any taxes as specified above have accrued but are not then payable, Anadolun shall remain responsible for the payment of its portion of the taxes applicable to the part of the tax year included under this Lease.

ARTICLE 12
PERCENTAGE, ROYALTY BASES, AND METHOD OF CALCULATION OF ROYALTY

12.1           Conditional Royalty.  Lessor reserves for the benefit of Texada, as a retained interest in the License, and Texada shall be paid a royalty (“Royalty”), upon satisfaction of the conditions set forth in Section 5.2 of the Earn-In Agreement.  The Royalty will be calculated as follows:

(a)           Percentage of Royalty.  Under and by virtue of the Royalty reserved to Lessor as a retained interest in the Karasu Property and the License, as applicable, Anadolun shall pay an overriding royalty (or shall deliver to Lessor its share of mineral product if Lessor has elected to take its Royalty in kind) equal to the Net Value of all Minerals (collectively “Production”) produced from the Karasu Property on or after the date hereof in accordance with the provisions of this Lease.  The percentage rate of the Royalty shall be ninety-five percent (95%) of the Net Value of all Minerals produced from the Karasu Property, subject to reduction in accordance with Section 5.2 of the Earn-In Agreement.

(b)           Net Value.  The Royalty Base applicable to Minerals produced from the Karasu Property, whether produced by in situ or solution mining, by mining ores and the extraction of Minerals by means of leaching, by milling or other extraction method. The Net Value of Minerals recovered in each month from Production shall be determined by the records pertaining thereto of the said refinery or refineries, and copies of their reports shall be delivered to Lessor monthly.

(c)           Effect of Imposition of Government Royalty; Net Proceeds of Mines Taxes.  If, in the future, a royalty is imposed on, and required to be paid upon production from mining claims by the Republic of Turkey, the amount of such royalty actually paid to the Republic of Turkey by Anadolun may be deducted by Anadolun from the applicable Royalty Base before calculation of the Royalty payable in respect to Production from claims burdened by such United States royalty.  Texada shall be responsible for payment of any taxes imposed by the Republic of Turkey in respect to Royalty paid to it under this Lease.

(d)           Payment of Royalty.  Payments of Royalty shall be made by wire transfer to the account designated by Texada.  All Royalties shall be payable monthly by the last day of the month following the month in which Minerals were recovered and settlement was made for Production.

(i)
Verification.  Royalty payments shall be accompanied by a statement for the preceding calendar month indicating quantities of Production produced, refined or processed, in respect to Minerals, or revenues and costs in respect to other types of Production and the computation of the

Royalty being paid in order that Texada may verify the accuracy of each payment.

(ii)
Audit. Texada shall be entitled to an independent audit of the matters covered by this Section 12, at Texada’s expense. However, if the audit shows more than a 5% discrepancy, Anadolun shall be responsible for the cost of the audit.

(e)           Stockpiling.  If Anadolun stockpiles or holds in inventory any ores, minerals, or other products upon the Karasu Property or upon other property for a period longer than twelve (12) months (determined on a first in first out basis), such ores, minerals, or other products shall be deemed to have been sold in the sixth month of stockpiling or holding, and Anadolun shall pay to Lessor a provisional Royalty determined as provided in Section 12.1(a).  After the stockpiled ores, minerals, or other products are sold, the provisional Royalty paid shall be credited (pro rata based on the number of ounces sold) against production Royalties thereafter accruing.

ARTICLE 13
FORCE MAJEURE

13.1           If and so long as a governmental moratorium, war or the results thereof, labor disturbances, acts of God or the elements which are beyond the control of Anadolun, shall substantially interfere with or prevent Anadolun's exploration, development or mining of the Karasu Property or the sale of ores therefrom, or while litigation contesting the rights and title of Lessor or Anadolun shall be pending and undetermined, Anadolun, without impairment of its rights hereunder, shall be excused from performance hereunder except:

(a)           performance of annual assessment work (if required) as specified in Section 8.1(c) above, unless a deferment of assessment work has been obtained, in which case the failure to perform assessment work shall be excused only for the period of such deferment; and

With the exceptions listed in Section 13.1(a) , Anadolun's obligations under this Lease shall be suspended and tolled and the time for performance thereof and the term of this Lease shall be extended for a period of time equal to each such period during which performance by Anadolun is so excused. Anadolun shall use reasonable diligence to attempt to remove any preventing cause constituting a Force Majeure as specified above) and promptly upon the removal thereof, shall resume performance of the obligations tolled and excused by said preventing cause.  The prevention or settlement of any strike or labor dispute shall not, within the meaning of this Section, be considered a matter within the control of Anadolun.

Upon the occurrence and upon the termination of a Force Majeure, Anadolun shall promptly notify Lessor.

ARTICLE 14
DEFAULT AND FORFEITURE

14.1           If at any time Anadolun is in default by failure to pay any payment when due, and such default is not cured within sixty (60) days after written notice of default is given to Anadolun, Lessor may terminate this Lease by written notice to Anadolun.  However, if there is a bona fide dispute as to whether a payment default has occurred, then there shall be no termination unless after an adverse final determination by a the arbitrator under

Article 19, if Anadolun fails to cure such default within sixty (60) days of said final determination.

14.2           Default by Anadolun in performance of any obligation arising hereunder, other than performing the annual work requirements or the obligation to make payments when due, shall not work a forfeiture or termination of this Lease, nor cause a forfeiture, termination or revision of the estate created hereby. Lessor's sole remedy shall be recovery of actual compensatory damages shall be covered in accordance with Article 15. If Anadolun commits a default, Lessor shall give Anadolun written notice specifying the default with particularity.  If Anadolun by notice to Lessor disputes the existence to the default, no interest shall accrue if Anadolun initiates and diligently pursues to completion efforts to cure the default within sixty (60) days after the default is finally determined.

14.3           If the arbitrator under Article 19 should determine that the notice of default was given by Lessor other than in good faith and upon reasonable cause therefor, the arbitrator under Article 19 shall award judgment to Anadolun against Lessor for costs of litigation expended by Anadolun inclusive of reasonable attorney's fees. Similarly, if the court should determine that Anadolun had disputed the default alleged in the notice of Lessor other than in good faith and upon reasonable cause, the arbitrator under Article 19 shall award Lessor judgment against Anadolun for Lessor's cost of arbitration inclusive of reasonable attorney's fees.

14.4           In the event of a forfeiture of the rights of Anadolun hereunder, Anadolun shall upon demand execute and deliver to Lessor a legally sufficient deed conveying to Lessor all of its rights, titles and interest in and to the Karasu Property and the License, as applicable.

ARTICLE 15
RIGHT OF ENTRY

15.1           Upon a breach of this Lease Agreement by Anadolun or termination of this Lease Agreement, Texada and its employees, agents and independent contractors, shall have the sole and exclusive right in respect of the License and the Karasu Property to: (i) enter thereon; (ii) have exclusive and quiet possession thereof, (iii) do such prospecting, exploration, development and/or other mining work thereon and thereunder as Texada in its sole discretion may determine advisable; (iv) bring upon and erect upon the Karasu Property buildings, plant, machinery and equipment as Texada may deem advisable; and (v) remove therefrom and dispose of reasonable quantities or ores, minerals and metals for the purpose of obtaining assays or making other tests.

15.2           Except as otherwise provided in Section 15.1, Texada agrees that no further claim, demands, rights or compensation can be made against Anadolun for any other reason.

ARTICLE 16
TRANSFERS

16.1           Transfers.  Subject to Law, either Party may at any time either during the term if this Lease Agreement or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to its rights under this Lease Agreement provided that (i) either, in the case of Texada or Lessor, Anadolun has consented to the transfer or, in the case of Anadolun, Texada has consented in writing to the transfer, which consent in all cases shall not be unreasonably withheld or delayed, and (ii) any purchaser, grantee or transferee of any such interest shall have first delivered to the Party(ies) not transferring an interest, its agreement relating to this Lease Agreement and to the Lease Agreement, containing:

(a)           A covenant to perform all the obligations of the transferring Party to be performed under this Lease Agreement in respect of the interest to be acquired by it from the transferring Party to the same extent as if this Lease Agreement had been originally executed by such purchaser, grantee or transferee; and

(b)           A provision subjecting any further sale, transfer or other disposition of such interest in the Karasu Property and/or this Lease Agreement or any portion thereof to the restrictions contained in this Article 16.

Upon the transfer by a Party of the entire interest at the time held by it in this Lease Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the transferring Party shall be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments accrued due prior to the date on which the transferring Party shall have no further interest in this Lease Agreement.

Nothing in this Lease Agreement or the Lease Agreement shall restrict the transfer of all or part of the Karasu Royalty Interest when vested.

ARTICLE 17
CONFIDENTIAL INFORMATION

17.1           Confidentiality.  No information furnished by either Party hereunder in respect of the activities carried out on the Karasu Property shall be published or disclosed by Anadolun without the prior written consent of Texada and Lessor.  Subject to compliance with all applicable securities laws, the parties hereto agree to use their best efforts to issue joint news releases regarding the activities carried out on the Karasu Property.  Any such news releases shall be prepared by Texada, and Anadolun shall be given a reasonable opportunity (not to exceed one Business Day) to approve or provide comments thereon.  Anadolun may not unreasonably withhold, delay or deny its approval.  Failure to provide approval or comments in a timely manner will be deemed approval.

ARTICLE 18
DEADLOCKS AND DISPUTES

18.1           Referral to Chief Executive Officers. Any deadlock or dispute arising out of this Lease Agreement will be referred initially by the parties to their respective chief executive officers (or such other persons as may be designated by the chief executive officer) for settlement in good faith.  The chief executive officers or designees will meet within seven (7) days of the date on which the deadlock or dispute is so referred.  If the deadlock or dispute cannot be resolved, then the chief executive officers will, within 14 days of the initial meeting, meet again in the presence of a mediator (whose expenses shall be paid by the parties equally) to attempt to settle the deadlock or dispute.  If the deadlock or dispute is not resolved within 21 days of the initial referral to the chief executive officers, the remainder of this Article 18 will apply.

18.2           Resolution of Other Matters. Subject to Section 18.1, any deadlock or dispute under any provision of this Lease Agreement that is not resolved by or dealt with in this Article 18 shall be determined by arbitration according to the procedures established under Article 19.

ARTICLE 19
ARBITRATION

19.1           Arbitration of Disputes.  All disputes arising out of or in connection with this Lease Agreement will be referred to and finally resolved by arbitration in accordance with the terms of the Uniform Arbitration Act of 2000 (Nevada) by a sole arbitrator.

19.2           Notice to Arbitrate. Any Party may refer any such matter to arbitration by written notice to the other Party and, within 30 days after receipt of such notice, the parties to such arbitration will endeavour to agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment.  The arbitrator will be a person who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator in accordance with this Article 18.  If the parties to such arbitration are unable to agree on an arbitrator, the parties will request that the American Arbitration Association recommend three arbitrators and each of the parties shall eliminate one of the three recommended arbitrators, the remaining arbitrator will be appointed to act as arbitrator in accordance with this Article 19.

19.3           Arbitration. The place of arbitration will be Reno, Nevada, U.S.A. and the language of arbitration will be English.

19.4           Arbitration Award. The award of the arbitrator will be final and binding upon each of the parties to the arbitration and will not be subject to appeal or judicial review.

ARTICLE 20
EXCLUSIVITY

20.1           Upon execution of this Lease Agreement, Anadolun shall, and shall cause its respective Affiliates, and representatives to, cease and terminate any and all existing activities, discussions or negotiations with any person with respect to an option to acquire, directly or indirectly, any interest or right whatsoever in the License or the Karasu Property, including but not limited to any interest or right to explore or mine, or both on the Karasu Property or Area of Mutual Interest.

ARTICLE 21
NOTICES

21.1           Notices.  All notices and other communications required or permitted to be given under this Lease Agreement shall be in writing and shall be deemed to have been duly given and to be effective on the date such communications are received by personal delivery, by facsimile transmission (with telephonic confirmation of receipt), by internationally recognized overnight courier or three (3) Business Days after the date on which the same is deposited with the United States Postal Service as registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the addresses specified in this Lease Agreement or at such other address as the Party to whom the notice is sent has designated to the other Party in writing.

21.2           Notwithstanding Section 21.1 of this Lease Agreement, notices and correspondence specified in Article 20/III of the Turkish Commercial Law (consisting principally of notices of default, rescission or termination) shall be valid only if delivered via a Turkish Notary or registered mail return receipt requested. All notices shall be deemed to have been made as of the date of proper service in accordance with Turkish Law.

ARTICLE 22
GENERAL

22.1           Governing Law.  This Lease Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, subject to the exception that the License shall be governed by and construed in a manner consistent with substantive Turkish laws, including without limitation the Mining Law.

22.2           Novation.  This Lease Agreement and the Earn In Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Lease Agreement.

22.3           No Waiver.  No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

22.4           Further Assurances.

(a)           The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Lease Agreement or to record wherever appropriate the respective interest from time to time of the parties in the License and Karasu Property.

(b)           The parties shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Lease Agreement and applicable Laws and regulations to (i) prepare and file, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the transaction contemplated by this Lease Agreement and (ii) take all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations.

22.5           Assignment.  This Lease Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

22.6           Time of Essence.  Time shall be of the essence of this Lease Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in Nevada as of the day and year first above written

Anadolun Madencilik Ltd. Sti.

Per:    ______________________________
      Authorized Signatory

Karasu Holdings Ltd. Sti.

Per:    ______________________________
      Authorized Signatory

Texada Ventures, Inc.

Per:    ______________________________
      Authorized Signatory

Schedule “A”

The Karasu Property

Attached to and made a part of that certain Lease and Operating Agreement by and among Anadolun Madencilik Ltd. Sti., Karasu Holdings Ltd. Sti.,  and Texada Ventures, Inc.

The Karasu Property is more particularly described as follows:

Schedule “B”

License

Attached to and made a part of that certain Lease and Operating Agreement by and among Anadolun Madencilik Ltd. Sti., Karasu Holdings Ltd. Sti.,  and Texada Ventures, Inc.

Schedule “C”

Attached to and made a part of that certain Lease and Operating Agreement by and among Anadolun Madencilik Ltd. Sti., Karasu Holdings Ltd. Sti.,  and Texada Ventures, Inc.

Area of Mutual Interest